EXHIBIT 12

Household Finance Corporation and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Three months ended
                                                                                                                    March 31,
(In millions)                                                                                     2002                   2001
----------------------------------------------------------------------------------------------------------------------------------
                                                                                             (RESTATED)             (RESTATED)
Net income                                                                                    $  390.5               $  283.1
Income taxes                                                                                     193.5                  151.0
                                                                                              --------               --------
Income before income taxes                                                                       584.0                  434.1
                                                                                              --------               --------
Fixed charges:
      Interest expense (1)                                                                       708.1                  844.1
      Interest portion of rentals (2)                                                             13.3                   12.0
                                                                                              --------               --------
Total fixed charges                                                                              721.4                  856.1
                                                                                              --------               --------
Total earnings as defined                                                                     $1,305.4               $1,290.2
                                                                                              ========               ========
Ratio of earnings to fixed charges                                                                1.81                   1.51
==================================================================================================================================

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

                                       25